Exhibit 99.1

Contact:D. Michael Jones, CEO CEO Mark J. grescovich, President Lloyd W. Baker, CFO (509) 527-3636 News Release

BANNER CORPORATION ANNOUNCES CLOSING OF COMMON STOCK OFFERING

Walla Walla, Washington (June 30, 2010) – Banner Corporation (NASDAQ GSM: BANR) (the “Company”), the parent company of Banner Bank and Islanders Bank, today announced the completion of its previously announced offering of 75,000,000 shares of the Company’s common stock and the sale of an additional 3,500,000 shares pursuant to the partial exercise of the underwriters’ over-allotment option, at a price to the public of $2.00 per share.  The net proceeds to the Company of the shares issued today, after deducting underwriting discounts and commissions and estimated offering expenses, are expected to be approximately $148.4 million.

The Company intends to use a significant portion of the net proceeds from the offering to strengthen Banner Bank’s regulatory capital ratios and to support managed growth. The Company expects to use the remaining net proceeds for general working capital purposes.

The underwriters have the right to purchase up to 7,750,000 shares of common stock, which represents the shares subject to the  unexercised portion of the over-allotment option, at any time before July 23, 2010.

D. A. Davidson & Co. is serving as sole book-running manager of the offering, and Sandler O’Neill + Partners, L.P. and McAdams Wright Ragen are serving as co-managers.

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any offer or sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.  Offers will be made only by means of a prospectus and a related prospectus supplement, copies of which may be obtained from D.A. Davidson & Co., 8 Third Street North, Great Falls, MT 59401 (800) 332-5915, Sandler O’Neill + Partners, L.P., 919 Third Avenue, 6th Floor, New York, NY 10022 (800) 635-6859, and McAdams Wright Ragen, 925 4th Avenue, Suite 3900, Seattle, WA 98104 (888) 567-6297.

About the Company

Banner Corporation is a $4.6 billion bank holding company operating two commercial banks in Washington, Oregon and Idaho.  Banner serves the Pacific Northwest region with a full range of deposit services and business, commercial real estate, construction, residential, agricultural and consumer loans.  Visit Banner Bank on the Web at www.bannerbank.com.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to various risk factors, including those set forth from time to time in our filings with the SEC. You should not place undue reliance on forward-looking statements and we undertake no obligation to update any such statements.